Exhibit 10.22

LEASE AGREEMENT

LEASE OF PATENTED MINING CLAIMS FOR EXPLORATION AND PRODUCTION OF MINERALS OTHER THAN PINK MARBLE.

THIS MINING LEASE AGREEMENT is made effective this 21st day of July, 2004.

BETWEEN:

JAYCOR MINING, INC.

a Nevada corporation with an office at 608 Front Street, P.O. Box 408, Mina, Nevada 89422 (hereinafter referred to as "Lessor")

AND:

ABERDENE MINES LIMITED

a Nevada corporation with an office at 101 Convention Center Drive, Suite 700, Las Vegas, Nevada 89109 (hereafter referred to as "Lessee")

WHEREAS:

A.   Lessor owns certain patented mining claims situated in Mineral County, Nevada, more particularly described in Exhibit A attached hereto and by this reference made a part hereof and hereafter referred to as the "Property".

B.   The Property is subject to the terms set forth in a Royalty Deed dated May 01, 2001 (the "Royalty Deed") between the Lessor and Kookaburra Resources Ltd. (hereafter referred to as "Kookaburra") in which a Net Smelter Returns Royalty (as hereinafter defined) in the amount one and three quarters percent (1.75%) up to a maximum of Two Million Dollars ($2,000,000) USD is payable to Kookaburra on all minerals except decorative stone.

C.   Lessor and Lessee desire to enter into an agreement pursuant to which the Lessor shall grant to the Lessee a 15 year renewable lease of the Property, on the terms and conditions as herein set forth.

NOW, THEREFORE, in consideration of their mutual agreements and obligations hereinafter set forth, the parties agree as follows:

1.0     DEFINITIONS.

The following defined words wherever used in this Agreement, shall have the meaning described below:

1.1     "Commercial Production" shall mean the extraction, processing or handling of Products (but excluding ore extracted for bulk sampling purposes) removed from the Property.

1.2     "Effective Date" shall mean the date first above set forth.

1.3     "Lease Year" shall mean One (1) year period following the Effective Date and each anniversary of the Effective Date.

1.4     "Lessor" shall mean Jaycor Mining Inc. and their successors and assigns.

1.5     "Lessee" shall mean Aberdene Mines Limited and their successors and assigns.

1.6     "Products" shall mean copper, silver, gold or other ores, minerals or metals extracted or mined and processed from the Property, and all products resulting therefrom in the form of concentrates, metallics, bullion, tailings or otherwise, other than pink marble.

1.7     "Royalty" shall mean the Net Smelter Returns amount owed and payable to Kookaburra and to the Lessor from Commercial Production from the Property. The Net Smelter Returns is defined in the Royalty Deed (attached).

2.0     GRANT OF MINING PRIVILEGE, LEASE AND USE.

2.1     GENERAL: Lessor and Lessee enter into this Lease Agreement (sometimes hereinafter referred to as the "Agreement" or the "Lease") for the purposes hereinafter mentioned, and they agree that all their rights and all of the operations on or in connection with the Property shall be subject to and governed by this Agreement.

2.2     GRANT OF LEASE AND MINING PRIVILEGE: Subject to the terms and conditions of this Agreement and to the extent permitted by applicable federal, state and local laws, regulations and ordinances, Lessor leases the Property to Lessee and grants exclusively to Lessee the right to enter upon the Property for the purpose of exploring for, developing, mining and processing Products. Lessee may perform such drilling, blasting, bulldozing, cross mining, stockpiling and testing and other work on said mining Property as may be necessary to explore and develop the Property. Lessee has the privilege, at their election to construct buildings, roads, railways and aircraft landing areas on the Property, and to install and operate crushing and processing equipment in support of any operation.

2.3     REPRESENTATIONS: The Lessor represents, warrants and covenants to and with the Lessee that:

(a)     it is a company duly incorporated, validly subsisting, and in good standing under the laws of Nevada;

(b)     it has full power and authority to enter into and carry out this Agreement and the signing, delivery, and performance of this Agreement will not conflict with any other agreement to which it is a party or by which it is bound, and will not contravene any applicable laws;

(c)     it is the registered and beneficial owner of the Property and has good title to the Property (including all Products in, on, or under the Property or which may be removed or extracted from the Property) free and clear of any and all liens, charges, and encumbrances and is not subject to any right, claim, or interest of any other person, except pursuant to the Royalty Deed with Kookaburra;

(d)     the Property is accurately described in Exhibit "A" and the Property is in good standing under the laws of Nevada, and so far as the Optionor is aware, the conditions on and relating to the Property respecting all past and current operations are in compliance with all applicable laws, including all environmental laws;

(e)     the Royalty Deed is valid, subsisting and in full force and effect and the Lessor has observed and performed each and every covenant, agreement and obligation of it under the Royalty Deed required to be performed by it to the date of this Agreement;

    (f)     it has made all taxes, assessment, rentals, levies, or other payments relating to the Property required to be made to any federal, state, or municipal government instrumentality;

    (g)     it has not received from any government instrumentality any notice of or communication relating to any actual or alleged environmental claims, and, so far as the Lessor is aware, there are no outstanding work orders or actions required to be taken relating to environmental matters respecting the Property or any operations carried out on the Property;

    (h)     it will make available to the Lessee all information in its possession or control relating to mining work done on or regarding the Property that could possibly be considered to be materially significant in indicating whether the Property might or might not have the potential for economic mineralization;

    (i)     the Lessee may enter in, under, or on the Property for all purposes of this Agreement without making any payment to and without accounting to or obtaining the permission of any person, other than any payment required to be made under this Agreement; and

    (j)     so far as the Lessor is aware, there is no adverse claim or challenge against or to the ownership of or title to the Property, or any portion of the Property, nor is there any basis for any adverse claim or challenge, and there are no outstanding agreements or options to acquire, purchase, or explore the Property or any portion of the Property and no person has any royalty or interest in production or profits from the Property or any portion of the Property, other than the Royalty payable to Kookaburra and the Lessor.

3.0     RELATIONSHIP OF THE PARTIES.

3.1     NO PARTNERSHIP: This Lease Agreement shall not be to constitute any party, in its capacity as such, the partner, agent or legal representative of any party, or to create any partnership, mining partnership or other partnership relationship, or fiduciary relationship between them, for any purpose whatsoever.

4.0     TERM: Unless terminated earlier, as herein provided, the term of this Lease shall be for a period of fifteen (15) years from the Effective Date hereof and shall be renewable for another fifteen (15) years on the same terms and conditions as are contained in this Agreement.

5.0     MINIMUM ADVANCED ROYALTY PAYMENTS: In consideration of the granting of the privileges aforesaid, Lessee has agreed and herein agrees, during the continuance in effect of this Lease, to pay to the Lessor the following sums of money on or before the dates specified:

a.	Upon signing of Lease....$25,000 United States Dollars(USD).
b.	On the date that is 6 months after the Effective Date....10,000 restricted shares of Aberdene Mines Limited common stock.
c.	Beginning on the 1st anniversary of the Effective Date....$1000USD per month.
d.	On the 2nd anniversary of the Effective Date....15,000 restricted shares of Aberdene Mines Limited common stock.
e.	Beginning on the 2nd anniversary of the Effective Date....$2000USD per month.
f.	Beginning on the 3rd anniversary of the Effective Date....$3000USD per month for as long as Lease is in effect.

All of the above payments, except for shares, are to be considered as "Minimum Advanced Royalty" payments to be credited against any Royalty payments owed to Lessor in the future. If the Royalty payments equal or exceed $9,000USD per quarter, the obligation of the Lessee to make Minimum Advanced Royalty payments will terminate on the date of commencement of Commercial Production. If the Royalty payments are less than $9,000USD per quarter, the Lessee shall continue to make Minimum Advanced Royalty payments per quarter equal to the amount of the difference between $9,000USD and total actual Royalty payments per quarter.

5.2     PRODUCTION ROYALTY: In addition to the Royalty payable to Kookaburra through the Royalty Deed, the Lessee shall pay a Royalty of one half percent (0.50%) to the Lessor until such time as Kookaburra has been paid the sum of $2,000,000USD, being the maximum total amount on the Royalty that is due to Kookaburra, at which time the Royalty payable to the Lessor will increase to one and one half percent (1.50%) subject to maximum payments totaling $2,000,000USD, at which time the Royalty payable to the Lessor will be reduced to one half percent (0.50%) payable for so long as the Lease is in effect.

5.3     METHOD OF PAYMENT: All payments made by Lessee to Lessor shall be paid quarterly within 30 days of the end of the applicable fiscal quarter of Lessee, by check, cashiers check, money order or by cash to Lessor's representative in person or by delivery to Lessor's address for notice purposes. Lessee shall be obligated to deliver only a single check or payment, and Lessee shall have no responsibility for disbursement or distribution of any payment after receipt of payment by the payee. Lessee shall deliver to Lessor a statement showing the amount of the Royalty due and the manner in which it was determined and shall submit to Lessor data reasonably necessary to enable Lessor to verify the determination.

5.4     AUDIT: Lessor or its authorized agents shall have the right to audit and inspect Lessee's accounting records used in calculating Royalty payments, which may be exercised as to each payment at any reasonable time during a period of one(1) year from the date on which payment was made by lessee. If no such audit is performed during such period, such accounts, records and payment shall be conclusively deemed to be true, accurate and correct.

6.0     COMPLIANCE WITH LAWS: The exercise by Lessee of any of any rights, privileges, grants and uses under this Agreement shall conform at all times with the applicable laws and regulations of the state in which the Property is situated and those of the USA. Lessee shall be fully responsible for compliance with all applicable federal, state and local reclamation, statutes, regulations and ordinances relating to such work. Lessee shall indemnify and hold harmless Lessor from any claims, assessments, fines and actions arising from Lessee's failure to perform the foregoing obligations. Lessor agrees to cooperate with Lessee in Lessee's application for governmental licenses, permits and approvals, the cost of all of which shall be borne by Lessee.

7.0     MINING AND PROCESSING PRACTICES.

7.1     COMPLIANCE WITH LAWS: The Lessee shall carry out all mining and processing operations in a good, workman and miner like manner according to the rules and customs of good and economic mining and processing practices and in compliance with all state, federal and local safety rules and regulations. Lessee will comply with all local, state and federal environmental laws and regulations during mining and reclamation activities on the Property and obtain all necessary permits pertaining to these activities.

7.2     KEEPING PROPERTY FREE FROM LIENS, ETC: The Lessee shall promptly pay and discharge all liens, claims and demands of laborers and material men, who may be employed by Lessee on or about the Property in transporting and handling Products from the Property and in connection with mining and processing operations by them conducted thereon, to the end and purpose that the Property shall be kept free and clear of claims and demands of laborer, material men and others who may be employed thereon, or furnish material or fuel thereon. Lessee further agree that the Lessor may, at their option, post or cause to be posted upon the Property one or more notices of non-responsibility in the manner and form prescribed by law, to the end that such notices of non-responsibility, with proof of posting, may be recorded by Lessor.

7.3     INSURANCE: Lessee shall keep in full force and effect, at his sole cost and expense, Workman's Compensation Insurance for protection of all employees, workmen, sub-contractors and other laborers engaged by it in, on or about the Property and/or in connection with work, mining and transportation and processing all rock and Products thereon and there from, and that he will further comply with all laws, rules and regulations of governmental authority relating to or applicable to operations conducted on the Property. Lessee shall carry a liability policy of at least one million ($1,000,000) US dollars to cover all phases of operations on the Property.

7.4     TAXES: Lessee shall, during the continuance in effect of this Lease Agreement, pay all local, state and federal taxes and county assessments on improvements and equipment which may be levied, assessed or charged against or for the benefit of the mining operation and the Property which are the subject hereof, and for material extracted or removed from the Property.

7.5     CROSS MINING: Lessee is granted the right to mine and remove Products from the Property through or by means of shafts, openings or pits which may be in or upon adjoining lands owned or controlled by Lessee. Lessee may use the Property and any shafts, openings or pits on the Property for the mining, removal treatment and transportation of ores or Products from adjoining lands, or for any purpose connected with such activities. Lessee shall have the right to treat or process, in any manner (including in situ or solution mining), any Products mined or produced from the Property and from other lands. Such treatment may be conducted wholly or in part at facilities established or maintained on the Property or on other lands. The tailings and residue from such treatment shall be deemed waste and may be deposited on the Property or on other lands and Lessee shall have no obligation to remove such waste from the Property nor return to the Property waste resulting from the processing of Products from the Property.

7.6     PRODUCTS: Subject to the terms of this Lease, all Products extracted or produced from the Property during the continuance in effect of this Lease, will at all times become the sole property of and be sold and shipped as the sole property of the Lessee.

8.0     WORK REQUIREMENT: Lessee will perform at least $100,000 worth of work on the Property each year during the first Four (4) years of the Lease.

9.0     DEFAULT.

9.1     DEFAULT BY LESSEE AND SUBSEQUENT TERMINATION BY LESSOR: In the event of any material default or failure by Lessee to comply with any of the covenants, terms or conditions of this Agreement which is not waived by Lessor, Lessor shall give written notice by certified mail of said default, specifying details of same. In the case of Lessee's default other than non-payment of any Minimum Advanced Royalty payment or any Royalty payment, if such default by Lessee is not remedied within Forty-Five (45) days after receipt of the notice, then this Agreement shall be deemed cancelled and terminated effective on the Forty-Sixth (46th) day after receipt of the notice, unless the time to remedy the default is extended by Lessor. In the case of Lessee's failure to pay the Minimum Advanced Royalty payments or Royalty payments due hereunder, if such default is not remedied within Thirty (30) days after receipt of the notice, then the Agreement shall be deemed cancelled and terminated effective on the Thirty-First (31st) day after Lessee's receipt of said notice, unless the time to remedy the default is extended by Lessor. If Lessee refuses to accept certified mail then automatic termination takes effect based on date of refusal to accept notice rather then on date of actual receipt of notice, unless the time to remedy the default is extended by Lessor.

9.2     TERMINATION BY LESSEE: Lessee may at any time terminate this Agreement by giving written notice of said termination to Lessor. On or promptly after delivery of the notice of termination, Lessee shall execute and deliver to Lessor a written release of the Agreement in proper form for recording. Lessee shall be required to pay all payments whatsoever owed to Lessor hereunder at the time of termination. On expiration or termination of this Agreement, Lessee shall surrender and return the Property in a state of compliance with applicable laws, regulations and ordinances of any government agency or authority having jurisdiction of the Property, and, if Lessee's compliance is incomplete at such time, then Lessee shall diligently take the actions necessary to complete compliance. Lessee's obligation to perform all reclamation and cleanup work as required by federal, state and local government regulation, law or statute as a result of its activities or operations on the Property shall survive termination of this Agreement.

10.0     REMOVAL OF EQUIPMENT: Lessee shall upon termination of this Agreement, at the request of the Lessor , but in any case not later than Six(6) months after termination of this Agreement remove from the Property all buildings, structures and equipment, and to restore or diligently act to restore the Property to an environmentally acceptable state as may be required by federal, state and local government authority. Any buildings, structures or equipment including personal property of the Lessee, remaining on the Property after the time described in this section shall deemed to be owned by Lessor with no further action on the part of the parties.

11.0     FORCE MAJEURE: The respective obligations of either party, except Lessee's obligation to pay the minimum payments and maintain all insurance, shall be suspended during the time and to only the extent that such party is prevented from compliance, in whole or in part, by war, earthquake, fire , flood, strike and the act or restraint, present or future, of any lawful authority, statute, governmental regulation or ordinance, environmental restrictions or conditions, permit or license approval or act of God.

12.0     NOTICES: Any notices required or authorized to be given by this Agreement shall be in written form by registered or certified mail, addressed to the proper party at the following address or such address as shall have been designated to the other party in accordance with this section. Any notice required or authorized to be given by this Agreement shall be deemed to have been sufficiently given or served in written form if mailed as provided herein or personally delivered to the proper party. Such notice shall be effective on the date of receipt by the addressee party:

If to Lessor:	Jaycor Mining, Inc.
P.O. Box 408
Mina, Nevada 89422
Attention: President

If to Lessee:	Aberdene Mines Limited
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109
Attention: President

with a copy to:	Boughton Peterson Yang Anderson Law Corporation
1000 - 595 Burrard Street
Vancouver, British Columbia
V7X 1S8 Canada
Attention: Claudia L. Losie

13.0     BINDING EFFECT OF OBLIGATIONS: The terms of this Agreement will "Run With the Land" and shall be binding upon and inure to the benefit of the respective parties and their successors and assigns.

14.0     WHOLE AGREEMENT: The parties hereto agree that the whole agreement between them is written in this Agreement and in any memorandum of agreement of even date which is intended to be recorded. There are no terms or conditions, express or implied, than expressly stated in this Agreement. This Agreement may be amended or modified only by an instrument in writing, signed by the parties with the same formality as this Agreement.

15.0     GOVERNING LAW: This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.

16.0     MULTIPLE COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement.

17.0     SEVERABILITY: If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any law of the USA, or state, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

18.0     ASSIGNMENT: Upon providing written notice to the other party in accordance with the terms of this Agreement, either party may assign its respective rights and obligations under this Agreement, provided that the assignee executes an assumption of all of the assignors obligations hereunder and agrees to be bound by all terms and conditions of this Agreement. No such assignment shall in any way enlarge or diminish the right of obligations of Lessee or Lessor hereunder. Upon the assumption by the assignee of the assignors obligations, the assigning party shall be fully released from and shall not be liable or responsible to the non-assigning party in any way for any duties, costs, payments or other liabilities or obligations that thereafter arise or accrue directly or indirectly under this Agreement. A fully executed memorandum of assignment in a form that can be recorded shall be provided to the non-assigning party by the assigning party.

19.0     Lessor or its agents would be allowed to develop and mine pink marble so long as that effort does not interfere with Lessee's exploration or development activities. Lessor represents and warrants to Lessee that pink marble areas on the Property show little or nil copper mineralization.

JAYCOR MINES INC.		ABERDENE MINES LIMITED

/s/ Thomas L. Evans		/s/ Brent Jardine
Thomas L. Evans, President		Brent Jardine, President

City of Vancouver	)
)ss
Province of British Columbia	)

On this 19th day of August, 2004, Brent Jardine personally appeared before me, a Notary Public, Brent Jardine and acknowledged that he executed the above Lease Agreement in his capacity as President of Aberdene Mines Limited, as indicated above, on behalf of said Corporation and that the Corporation executed same.

/s/ Notary Public
Notary Public

County of Mineral	)
State of Nevada	) ss.
USA	)

On this 21st day of July, 2004, Thomas L. Evans personally appeared before me, a Notary Public, and acknowledged that he executed the above Lease Agreement in his capacity as President of Jaycor Mining, Inc., as indicated above, on behalf of said Corporation and that the Corporation executed same.

/s/ Jan Bunning
Notary Public

EXHIBIT "A"

The Property, which is the subject of the aforementioned Lease Agreement, includes all those certain Patented Mining Claims situate in Sections 32, 33 and 34 T8N; R35E MDBM in Mineral County, Nevada which are owned by the Lessor, more particularly described as follows:

Name of Claim	Mineral Survey #	US Patent #	County Parcel

Mayflower	38	10541	009-170-11
Wall Street	43	21509	009-170-09
Turk	44	21510	009-170-09
Footwall	3447	264845	009-170-03
Nora Higgins	3447	264845	009-170-02
Willie Higgins	3447	264845	009-170-02
Annex No. 1	3447	264845	009-170-03
Annex No. 2	3447	264845	009-170-03
Annex No. 3	3447	264845	009-170-03
Annex No. 4	3447	264845	009-170-03
Iron Gate	4444	806518	009-170-02
Velvet	4444	806518	009-170-02
Saddle	4444	806518	009-170-02
Vacation	4571	982162	009-170-12
Goodenough	4612	989401	009-170-02
Copper Butte	4612	989401	009-170-02
Copper Bar	4612	989401	009-170-02
Hecla	4612	989401	009-170-02